As filed with the Securities and Exchange Commission on November __, 2009

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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interCLICK, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	01-0692341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
257 Park Avenue South
Suite 602
New York, NY 10010
 (Address of Principal Executive Offices) (Zip Code)

2007 Equity Incentive Plan

2007 Incentive Stock and Award Plan

Non-Plan Stock Option Agreements

(Full titles of the plans)

Michael Mathews
Chief Executive Officer
257 Park Avenue South
Suite 602
New York, NY 10010
(Name and address of agent for service)

(646) 722-6260
(Telephone number, including area code, of agent for service)

Copies to:Michael D. Harris, Esq.
Harris Cramer LLP
1555 Palm Beach Lakes Blvd., Suite 310West Palm Beach, Florida 33401
(561) 689-4441

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	5,662,500	$4.97	$28,142,625.00	$1,570.36

(1)
Includes 2,250,000 shares of common stock to be registered under the 2007 Equity Incentive Plan, 3,112,500 shares of common stock to be registered under the 2007 Incentive Stock and Award Plan and 300,000 shares of common stock to be registered under Non-Plan Option Agreements.  In addition, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan as a result of stock splits, stock dividends and other terms pursuant to Rule 416(c) under the Securities Act of 1933 (the “Act”).

(2)
Estimated for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Act on the basis of the average of the high and low prices reported of our common stock on The NASDAQ Capital Market on November 13, 2009, a date within five trading days prior to the date of the filing of this registration statement.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

This Prospectus relates to shares of common stock issuable and issued under interCLICK, Inc.’s (the “Company”) 2007 Equity Incentive Plan, the Company’s 2007 Incentive Stock and Award Plan and shares of common stock issuable upon the exercise of stock options issued to two non-employees under Non-Plan Option Agreements. Under this registration statement, a total of 5,662,500 shares of common stock, par value $0.001 per share of the Company may be publicly sold.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Act.  We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written  request  of such person,  a copy of any and all of the documents incorporated  by reference (other than exhibits to such documents).  Requests should be directed to the attention of Mr. Roger Clark, interCLICK, Inc., 257 Park Avenue South, Suite 602, New York, NY 10010 or at (646) 395-1776.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this registration statement:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 31, 2009.
(2)
Current Reports on Form 8-K filed on May 4, 2009, May 14, 2009, June 11, 2009, June 26, 2009, August 11, 2009, August 13, 2009, September 3, 2009, September 11, 2009, September 29, 2009, September 30, 2009, September 30, 2009, October 8, 2009, October 23, 2009 and November 4, 2009.

(3)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed May 14, 2009, August 11, 2009 and November 16, 2009, respectively.
(4)
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, West Palm Beach, Florida.  An attorney employed by this firm owns 50,000 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that we shall indemnify our officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Delaware law.  Additionally, we will advance expenses to the parties mentioned in the previous sentence to the fullest extent allowed under Delaware law.

We have entered into Indemnification Agreements with our officers and directors providing for indemnification and containing an advancement of expenses provision.  Delaware law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable such indemnification shall apply only if approved by the court in which the action was brought.  Any other indemnification shall be made by a majority vote of the Board of Directors (excluding any directors who were party to such action), or by a committee of directors designated by majority vote of the Board of Directors or by independent legal counsel in a written opinion, or by a majority vote of shareholders (excluding any shareholders who were parties to such action).

We maintain a general liability insurance policy that covers certain liabilities of our directors arising out of claims based on acts or omissions in their capacities as directors.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Based upon the policies of the Securities and Exchange Commission, shares issued and issuable to employees under both the Amended and Restated 2007 Equity Incentive Plan and the Amended and Restated 2007 Incentive Stock and Award Plan do not need to be registered as there is no sale involved.  The shares issuable to directors and consultants were exempt under Section 4(2) of the Act and Rule 506 thereunder, as they are accredited investors.

Item 8. Exhibits.

Exhibit Number	Item	Incorporated by Reference

4.1	Amended and Restated 2007 Equity Incentive Plan	Filed with this Form S-8
4.2	Amended and Restated 2007 Incentive Stock and Award Plan	Filed with this Form S-8
4.3	Non-Plan Option Agreement for Brett Cravatt	Filed with this Form S-8
4.4	Form of Non-Plan Option Agreement	Filed with this Form S-8
4.5	Form of Restricted Stock Agreement	Filed with this Form S-8
4.6	Form of Incentive Stock Option Agreement	Filed with this Form S-8
4.7	Form of Incentive Stock Option Agreement	Form 8-K filed on September 4, 2007
4.8	Form of Employee Stock Option Agreement	Filed with this Form S-8
4.9	Form of Director Stock Option Agreement	Filed with this Form S-8
5.1	Legal Opinion of Harris Cramer LLP	Filed with this Form S-8
23.1	Consent of Salberg & Company P.A.	Filed with this Form S-8
23.2	Consent of Harris Cramer LLP	Contained in Exhibit 5.1

Item 9. Undertakings.

A.  The undersigned Registrant hereby undertakes:

(i)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(ii)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 17, 2009.

interCLICK, Inc.

By:	/s/ Michael Mathews
Michael Mathews
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date
/s/ Roger Clark	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 17, 2009
Roger Clark

/s/ Michael Brauser	Co-Chairman	November 17, 2009
Michael Brauser

/s/ Barry Honig	Co-Chairman	November 17, 2009
Barry Honig

/s/ Brett Cravatt	Director	November 17, 2009
Brett Cravatt

/s/ Michael Katz	Director	November 17, 2009
Michael Katz

/s/ Michael Mathews	Director	November 17, 2009
Michael Mathews